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                          Wilmer, Cutler & Pickering
                              2445 M Street, N.W.
                          Washington, D.C. 20037-1420

                                -------------
                            Telephone (202) 663-6000
                            Facsimile (202) 663-6363

                                  Washington
                                  New York
                                  Baltimore
                                  Northern Virginia
                                  London
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                                November 27, 2001

Lord Abbett Large-Cap Growth Fund
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

         You have requested our opinion in connection with your filing of Amendment No. 3 to the Registration Statement on Form N-1A (the "Amendment") under the Investment Company Act of 1940, as amended, of Lord Abbett Large-Cap Growth Fund, a Delaware business trust (the "Company"), and in connection therewith your registration of Class A, Class B, Class C, Class P, and Class Y shares of beneficial interest, without par value, of the Company (collectively, the "Shares").

         We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

         We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

         We express no opinion as to matters governed by any laws other than Title 12 of the Delaware Code. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,


                                          WILMER, CUTLER & PICKERING

                                          By: /s/ James E. Anderson
                                              -------------------------
                                              James E. Anderson, a partner